File No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

FORM S-3
REGISTRATION STATEMENT
Under the Securities Act of 1933

ROYALE ENERGY, INC.
(Exact name of registrant as specified in its charter)

California	33-0224120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7676 Hazard Center Drive, Suite 1500
San Diego, California 92108
619-881-2800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Hosmer Royale Energy, Inc. 7676 Hazard Center Drive, Suite 1500 San Diego, California 92108 619-881-2800	Copies to: Lee Polson Strasburger & Price, LLP 600 Congress Avenue, Suite 1600 Austin, Texas 78701 512-199-3600
Name, address, including zip code, and telephone number, including area code, of agent for service

Approximate dates of commencement of proposed sale to public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  [  ]

If this Form is a post-effective amendment to a registration statement  filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated finer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  [  ]                                                                                                Accelerated filer  [  ]
Non-accelerated filer  [  ]                                                                                                Smaller reporting company  [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $.01 per share (1)	623,053	$2.61	$1,626,168.30	$90.74
Common stock, par value $.01 per share (2), (3)	411,215	3.53	1,451,588.24	81.00
Common stock, par value $.01 per share (4)	33,994	3.53	119,998.82	6.70
Total	1,068,262		$3,197,755.36	$178.44

(1)           Includes 623,053 shares sold pursuant to the Securities Purchase Agreement with the selling stockholder.  The maximum offering price per share is estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 (the “Securities Act”).  The offering price and the amount of fee for these shares were computed based on the average of the high and low prices of our common stock as reported by the NASDAQ Capital Market on November 17, 2009.  Also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)           The fee is calculated based on the exercise price of warrants exercisable for the common stock being registered, pursuant to Rule 457(g) under the Securities Act.  Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, we are also registering additional shares of common stock which may become issuable pursuant to the anti-dilution provisions of the warrants.

(3)           Includes 342,679 shares underlying Warrants issued to the selling stockholder, plus 68,536 shares underlying warrants issuable due to adjustments resulting from certain anti-dilution events contemplated by the Warrant and registrable under a Registration Rights Agreement.

(4)           These shares underlie Placement Agent Warrants issued to the placement agent who arranged the Securities Purchase Agreement between the Company and the selling stockholder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where an offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2009

PROSPECTUS

ROYALE ENERGY, INC.

1,068,262 Shares of Common Stock

This prospectus relates to 1,068,262 shares of common stock of Royale Energy, Inc., a California corporation (“Royale Energy”), that may be offered and sold from time to time by the non-affiliated selling stockholders listed under the heading, Selling Stockholders, page 7, pursuant to a Securities Purchase Agreement (the “Stock Purchase Agreement”) completed on October 20, 2009, between Cranshire Capital, L.P. (“Cranshire”) and ourselves, warrants executed on that date in connection with the Stock Purchase Agreement, and a warrant issued in payment for services provided by our financial representative, J.P. Turner & Company, L.L.C. (“J.P. Turner”), in arranging the securities sale to Cranshire.  We are not selling any securities under this prospectus.  If all of the shares covered by the warrants are purchased by the selling shareholders, we will receive $1,571,587.06 from the exercise of the warrants and will use the proceeds for general working capital.

Our common stock is listed on the NASDAQ Capital Market under the symbol “ROYL.”  The last reported price on November 17, 2009, was $2.61 per share.

See Risk Factors, page 3, for a discussion or risks that prospective purchasers of our common stock should consider.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is November 17, 2009.

About This Prospectus

The following summary highlights information contained in this prospectus or incorporated by reference. While we have included what we believe to be the most important information about us and this offering, the following summary may not contain all the information that may be important to you. For a complete understanding of our business and this offering, you should read this entire prospectus carefully, including the risks of investing discussed under Risk Factors. Page 3, and the information to which we refer you and the information incorporated into this prospectus by reference. Unless the context requires otherwise, in this prospectus the terms “Royale,” “we,” “us” and “our” refer to Royale Energy, Inc., a California corporation. References to the “selling stockholders” refer to the stockholders listed under the heading Selling Stockholders, page 7, who may sell shares from time to time as described in this prospectus.

Royale Energy

We are an independent oil and natural gas producer.  We produce and sell natural gas, acquire oil and gas lease interests and proved reserves, drill both exploratory and development wells, and sell fractional working interests in wells we intend to drill or participate in drilling.  We own wells and leases located mainly in the Sacramento Basin and San Joaquin Basin in California.

Risk Factors

Please carefully consider the following risk factors before deciding to invest in our common stock.

We Depend on Market Conditions and Prices in the Oil and Gas Industry.

Our success depends heavily upon our ability to market oil and gas production at favorable prices.  In recent decades, there have been both periods of worldwide overproduction and underproduction of hydrocarbons and periods of increased and relaxed energy conservation efforts.  As a result the world has experienced periods of excess supply of, and reduced demand for, crude oil on a worldwide basis and for natural gas on a domestic basis; these periods have been followed by periods of short supply of, and increased demand for, crude oil and, to a lesser extent, natural gas.  The excess or short supply of oil and gas has placed pressures on prices and has resulted in dramatic price fluctuations.

Natural gas demand and the prices paid for gas are seasonal.  The fluctuations in gas prices and possible new regulations create uncertainty about whether we can continue to produce gas for a profit.

Prices for oil and natural gas affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital.  Lower prices may also reduce the amount of oil and natural gas that we can economically produce.  Any substantial and extended decline in the price of oil or natural gas would decrease our cash flows, as well as the carrying value of our proved reserves, our borrowing capacity and our ability to obtain additional capital.

Variance in Estimates of Oil and Gas Reserves could be Material.

The process of estimating oil and gas reserves is complex, requiring significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir.  As a result, such estimates are inherently imprecise.  Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves may vary substantially from those estimated in reserve reports that we periodically obtain from independent reserve engineers.

You should not construe the standardized measure of proved reserves contained in our annual report as the current market value of the estimated proved reserves of oil and gas attributable to our properties.  In accordance with Securities and Exchange Commission requirements, we have based the standardized measure of future net cash flows from the standardized measure of proved reserves on prices and costs as of the date of the estimate, whereas actual future prices and costs may vary significantly. The following factors may also affect actual future net cash flows:

-	the timing of both production and related expenses;
-	changes in consumption levels; and
-	governmental regulations or taxation.

In addition, the calculation of the standardized measure of the future net cash flows using a 10% discount as required by the Securities and Exchange Commission is not necessarily the most appropriate discount rate based on interest rates in effect from time to time and risks associated with our reserves or the oil and gas industry in general. Furthermore, we may need to revise our reserves downward or upward based upon actual production, results of future development, supply and demand for oil and gas, prevailing oil and gas prices and other factors.

Any significant variance in these assumptions could materially affect the estimated quantities and present value of our reserves.  In addition, our standardized measure of proved reserves may be revised downward or upward, based upon production history, results of future exploration and development, prevailing oil and gas prices and other factors, many of which are beyond our control.  Actual production, revenues, taxes, development expenditures and operating expenses with respect to our reserves will likely vary from the estimates used, and such variances may be material.

Future Acquisitions and Development Activities May Not Result in Additional Proved Reserves, and We May Not be Able to Drill Productive Wells at Acceptable Costs.

In general, the volume of production from oil and gas properties declines as reserves are depleted.  Except to the extent that we acquire properties containing proved reserves or conduct successful development and exploitation activities, or both, our proved reserves will decline as reserves are produced.  Our future oil and gas production is, therefore, highly dependent upon our ability to find or acquire additional reserves.

The business of acquiring, enhancing or developing reserves is capital intensive. We require cash flow from operations as well as outside investments to fund our acquisition and development activities.  If our cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of oil and gas reserves would be impaired.

The Oil and Gas Industry has Mechanical and Environmental Risks.

Oil and gas drilling and production activities are subject to numerous risks.  These risks include the risk that no commercially productive oil or gas reservoirs will be encountered, that operations may be curtailed, delayed or canceled, and that title problems, weather conditions, compliance with governmental requirements, mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment may limit our ability to develop, produce or market our reserves.  New wells we drill may not be productive and we may not recover all or any portion of our investment in the well.  Drilling for oil and gas may involve unprofitable efforts, not only from dry wells but also from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs.  In addition, our properties may be susceptible to hydrocarbon drainage from production by other operators on adjacent properties.

Industry operating risks include the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards, such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, the occurrence of any of which could result in substantial losses due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations.  In accordance with customary industry practice, we maintain insurance for these kinds of risks, but we cannot be sure that our level of insurance will cover all losses in the event of a drilling or production catastrophe.  Insurance is not available for all operational risks, such as risks that we will drill a dry hole, fail in an attempt to complete a well or have problems maintaining production from existing wells.

Drilling is a Speculative Activity Even With Newer Technology.

Assessing drilling prospects is uncertain and risky for many reasons.  We have grown in the past several years by using 3-D seismic technology to acquire and develop exploratory projects in northern California, as well as by acquiring producing properties for further development.  The successful acquisition of such properties depends on our ability to assess recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors.

Nevertheless, exploratory drilling remains a speculative activity.  Even when fully utilized and properly interpreted, 3-D seismic data and other advanced technologies assist geoscientists in identifying subsurface structures but do not enable the interpreter to know whether hydrocarbons are in fact present.  In addition, 3-D seismic and other advanced technologies require greater pre-drilling expenditures than traditional drilling strategies, and we could incur losses as a result of these costs.

Therefore, our assessments of drilling prospects are necessarily inexact and their accuracy inherently uncertain.  In connection with such an assessment, we perform a review of the subject properties that we believe to be generally consistent with industry practices.   Such a review, however, will not reveal all existing or potential problems, nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities.

Breaches of Contract by Sellers of Properties Could Adversely Affect Operations.

In most cases, we are not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities, and we generally acquire interests in the properties on an "as is" basis with limited remedies for breaches of representations and warranties.  In those circumstances in which we have contractual indemnification rights for pre-closing liabilities, the seller may not fulfill those obligations and leave us with the costs.

We May Not be Able to Acquire Producing Oil and Gas Properties Which Contain Economically Recoverable Reserves.

Competition for producing oil and gas properties is intense and many of our competitors have substantially greater financial and other resources than we do.  Acquisitions of producing oil and gas properties may be at prices that are too high to be acceptable.

We Require Substantial Capital for Exploration and Development.

We make substantial capital expenditures for our exploration and development projects.  We will finance these capital expenditures with cash flow from operations and sales of direct working interests to third party investors.  We will need additional financing in the future to fund our developmental and exploration activities.  Additional financing that may be required may not be available or continue to be available to us.  If additional capital resources are not available to us, our developmental and other activities may be curtailed, which would harm our business, financial condition and results of operations.

Profit Depends on the Marketability of Production.

The marketability of our natural gas production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities.  Most of our natural gas is delivered through natural gas gathering systems and natural gas pipelines that we do not own.  Federal, state and local regulation of oil and gas production and transportation, tax and energy policies, and/or changes in supply and demand and general economic conditions could adversely affect our ability to produce and market its oil and gas.  Any dramatic change in market factors could have a material adverse effect on our financial condition and results of operations.

We Depend on Key Personnel.

Our business will depend on the continued services of our co-presidents and co-chief executive officers, Donald H. Hosmer and Stephen M. Hosmer.  Stephen Hosmer is also the chief financial officer.  We do not have employment agreements with either Donald or Stephen Hosmer.  The loss of the services of either of these individuals would be particularly detrimental to us because of their background and experience in the oil and gas industry.

The Hosmer Family Exerts Significant Influence Over Stockholder Matters.

The control positions held by members of the Hosmer family may discourage others from making bids to buy Royale Energy or change its management without their consent.  Donald H. Hosmer is the co-president of the company.  Stephen M. Hosmer is the co-president and chief financial officer.  Harry E. Hosmer is the chairman of the board.  Together, they make up three of the eight members of our board of directors.  At November 17, 2009, these individuals owned or controlled the following amounts of Royale Energy common stock, including shares they had the right to acquire on the exercise of outstanding stock options:

Name	Number of Shares (1)	Percent (2), (3)
Donald H. Hosmer	937,159	9.2%
Stephen M. Hosmer (4)	1,175,427	11.5%
Harry E. Hosmer	745,697	7.3%
Total	2,861,283	23.7%

(1) Includes the following options to purchase shares of stock: Donald H. Hosmer – 45,000, Stephen M. Hosmer – 30,000, and Harry E. Hosmer – 30,000.
(2) Based on total of 10,193,543 outstanding shares on October 31, 2009.
(3) Calculated pursuant to Rule 13d-3 of the Securities and Exchange Commission.
(4) Includes 12,000 shares of stock owned by the minor children of Stephen M. Hosmer. Mr. Hosmer disclaims beneficial ownership of the shares owned by his children.

The amounts of stock owned by Hosmer family members make it quite likely that they could control the outcome of any contested vote of the stockholders on matters related to management of the corporation.

The Oil and Gas Industry is Highly Competitive.

The oil and gas industry is highly competitive in all its phases. Competition is particularly intense with respect to the acquisition of desirable producing properties, the acquisition of oil and gas prospects suitable for enhanced production efforts, and the hiring of experienced personnel.  Our competitors in oil and gas acquisition, development, and production include the major oil companies in addition to numerous independent oil and gas companies, individual proprietors and drilling programs.

Many of our competitors possess and employ financial and personnel resources far greater than those which are available to us.  They may be able to pay more for desirable producing properties and prospects and to define, evaluate, bid for, and purchase a greater number of producing properties and prospects than we can. We must compete against these larger companies for suitable producing properties and prospects, to generate future oil and gas reserves.

Governmental Regulations Can Hinder Production.

Domestic oil and gas exploration, production and sales are extensively regulated at both the federal and state levels.  Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden.  Also, numerous departments and agencies, both federal and state, have legal authority to issue, and have issued, rules and regulations affecting the oil and gas industry which often are difficult and costly to comply with and which carry substantial penalties for noncompliance.  State statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations.  Most states where we operate also have statutes and regulations governing conservation matters, including the unitization or pooling of properties.  Our operations are also subject to numerous laws and regulations governing plugging and abandonment, discharging materials into the environment or otherwise relating to environmental protection.  The heavy regulatory burden on the oil and gas industry increases its costs of doing business and consequently affects its profitability.  Changes in the laws, rules or regulations, or the interpretation thereof, could have a materially adverse effect on our financial condition or results of operation.

Minority or Royalty Interest Purchases Do Not Allow Us to Control Production Completely.

We sometimes acquire less than the controlling working interest in oil and gas properties.  In such cases, it is likely that these properties would not be operated by us.  When we do not have controlling interest, the operator or the other co-owners might take actions we do not agree with and possibly increase costs or reduce production income in ways we do not agree with.

Environmental Regulations Can Hinder Production.

Oil and gas activities can result in liability under federal, state and local environmental regulations for activities involving, among other things, water pollution and hazardous waste transport, storage, and disposal.  Such liability can attach not only to the operator of record of the well, but also to other parties that may be deemed to be current or prior operators or owners of the wells or the equipment involved.   We have inspections performed on our properties to assure environmental law compliance, but inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken.

Use of Proceeds

We will not receive any proceeds from the sale of the shares sold by the selling stockholders.  We will only receive proceeds if  the selling stockholders exercise their warrants to purchase shares of our common stock being offered with this prospectus prior to the sale of those shares.  If we receive any proceeds from the exercise of warrants, it will be used to accelerate drilling of wells in follow up to the recently announced discovery.

We have agreed to bear certain expenses in connection with the registration of the shares of common stock being offered and sold by the selling stockholders.  See Plan of Distribution, page 9.

Private Placement of Common Stock and Warrants

We are registering the resale of common stock by the selling stockholders.  One of the selling stockholders, Cranshire Capital, L.P. (“Cranshire”), purchased common stock and warrants in a private placement of securities on October 20, 2009.  The sale consisted of 623,053 shares of common stock at $3.21 per share, and warrants, which are immediately exercisable for a period of 5 years into 342,679 shares at $3.53 per share;

All of such warrants contain customary adjustments for corporate events such as reorganizations, splits, dividends, and the exercise prices of all such warrants are subject to weighted-average anti-dilution adjustments in the event of additional issuances of common stock below the exercise price then in effect.

The second selling shareholder, J.P. Turner Partners, L.P., received warrants to purchase 33,994 shares of common stock at $3.53 per share for three years as compensation for its services as placement agent in negotiating the private placement to Cranshire.

All of the common stock and warrants were issued in reliance on the exemption from registration provided by Regulation D and Section 4(2) of the Securities Act of 1933 as transactions by an issuer not involving a public offering.

The Selling Stockholders

The shares of common stock being offered by the selling stockholders are those previously issued to the selling stockholders and those issuable to the selling stockholders upon exercise of the warrants.  For additional information regarding the issuance of common stock and the warrants, see Private Placement of Common Stock and Warrants, page 7.  We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.  Except for the ownership of the shares of common stock and the warrants acquired in 2008 and those issued pursuant to the Securities Purchase Agreement, and the financial representative arrangements with J.P. Turner in connection with those sales, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders.  The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and the warrants, as of October 20, 2009, assuming exercise of the warrants held by the selling stockholders on that date, taking account of any limitations on exercise.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of a registration rights agreement with the holders of the shares of common stock and the warrants, this prospectus generally covers the resale of that number of shares of common stock equal to 120% of the sum of (i) the maximum number of shares of common stock issued and (ii) the maximum number of shares of common stock issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised, as applicable, in full (without regard to any limitations on exercised contained therein), in each case, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.  Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.  The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, a selling stockholder may not exercise the warrants, to the extent that such selling stockholder, together with its affiliates, would beneficially own a number of shares of common stock which would exceed 4.9% or 9.99% (as applicable) of our common stock.  The number of shares in the second column does not reflect these limitations. The selling stockholders may sell all, some or none of their shares in this offering.  See Plan of Distribution, page 9.

Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering

Cranshire Capital, L.P. (1) 3100 Dundee Road, Suite 703 Northbrook, Illinois 60062	814,834	1,034,268	545,283

J.P. Turner Partners, L.P. 3060 Peachtree Road 11th Floor Atlanta, Georgia 30326	100,037 (2)	33,994	66,043

(1) Downsview Capital, Inc. (“Downsview”) is the general partner of Cranshire and consequently has voting control and investment discretion over securities held by Cranshire. Mitchell P. Kopin (“Mr. Kopin”), President of Downsview, has voting control over Downsview. As a result of the foregoing, each of Mr. Kopin and Downsview may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended) of the shares of common stock beneficially owned by Cranshire.

Includes (i) 814,834 shares of common stock and (ii) 191,781 shares of common stock issuable upon exercise of a warrant held by Cranshire, which determination is based on (1) 9,617,217 shares of common stock issued and outstanding on October 16, 2009, plus (2) (A) 623,053 shares of common stock issued to Cranshire on October 16, 2009, and (B) 191,718 shares of common stock issuable upon exercise of such warrant. Excludes (y) an aggregate of 979,506 shares of common stock issuable upon exercise of other warrants held by Cranshire because the terms of each of such other warrants contain a “blocker provision” under which the holder thereof does not have the right to exercise such warrants to the extent that the holder thereof, or any of its affiliates, would beneficially own in excess of 4.9% of the common stock and (z) 1,808 shares of common stock issuable upon exercise of another warrant held by Cranshire (which was acquired on August 5, 2009) because such warrant is not exercisable until the six month and one day anniversary of the issuance date thereof (which was August 5, 2009) (the terms of such warrant also contain a “blocker provision” under which the holder thereof does not have the right to exercise such warrant to the extent that the holder thereof, or any of its affiliates, would beneficially own in excess of 4.9% of the common stock). Without such “blocker provisions” (and assuming the warrant described in clause (z) is currently exercisable), each of Mr. Kopin, Downsview and Cranshire would be deemed to beneficially own 1,796,148 shares of common stock.

(2)  Consists of 66,043 shares underlying a previously issued warrant and 33,994 shares underlying the warrant issued to J. P. Turner in payment for its services in arranging the securities sale to Cranshire.

Plan of Distribution

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents.  If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.  The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices.  These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).  In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume.  The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales.  The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.  At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person.  To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock.  All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $2,702 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any.  We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act of 1933, as amended, in accordance with the registration rights agreements, or the selling stockholders will be entitled to contribution.  We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act of 1933, as amended, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Experts

Accounting Matters

Our financial statements as of December 31, 2008 and 2007, and for the years then ended, have been audited by Padgett, Stratemann & Co., L.L.P., independent public accountants, as indicated in their report contained in our Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus and our registration statement on Form S-3.

Engineering Matters

Information related to the estimated proved reserves attributable to certain oil and gas properties of Royale Energy as of December 31, 2008, and estimates of future net cash flows and present value of the reserves have been incorporated by reference to Royale Energy's Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference, in reliance on the reserve report, dated February 17, 2009, prepared by Netherland, Sewell & Associates, Inc., independent petroleum engineers.

Legal Matters

The validity of the common shares offered pursuant to this prospectus will be passed on by Strasburger & Price, L.L.P., San Antonio, Texas.

Information Incorporated By Reference

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document. We incorporate by reference the documents listed below (SEC file No. 0-22750) and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all shares offered by this Prospectus or until this offering is otherwise completed:

-	Our Annual Report on Form 10-K/A for the year ended December 31, 2008, filed with the SEC on April 29, 2009.
-	Our Quarterly Report on Form 10-Q for the period ended March 31, 2009, filed with the SEC on May 15, 2009.
-	Our Quarterly Report on Form 10-Q for the period ended June 30, 2009, filed with the SEC on August 14, 2009.
-	The following Current Reports on Form 8-K filed with the SEC on March 27, 2009, April 7, 2009, May 18, 2009, July 24, 2009, August 6, 2009 and October 21, 2009.
-	Our Definitive Proxy Statement for our 2009 Annual Meeting of Shareholders, filed with the SEC on May 19, 2009.

You may request free copies of these filings by writing or telephoning us at the following address:

Royale Energy, Inc.
7676 Hazard Centre Drive
Suite 1500
San Diego, CA 92108
619-881-2800
E-mail:  www.royl.com

We file annual, quarterly and period reports, proxy statements and other information with the Securities and Exchange Commission using the SEC's EDGAR system.  You can find our SEC filings on the SEC's web site, www.sec.gov  You may read and copy any materials that we file with the SEC at its Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549.  Our common stock is listed on the NASDAQ Capital Market, under the symbol "ROYL," and all reports, proxy statements and other information that we file with NASDAQ may be inspected at its offices at 1735 K Street N.W., Washington, D.C. 20006.

We furnish our shareholders with an annual report, which contains audited financial statements, and such other reports as we, from time to time, deem appropriate or as may be required by law.  We use the calendar year as our fiscal year.

Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should rely only on the information contained in this document or to which we have referred you.  We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein.  This prospectus is not an offer to sell these securities in any state where the offer or sale of these securities is not permitted.  The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date.  If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

Disclosure Of Commission Position On Indemnification

Under Article IV of our Articles of Incorporation, we have eliminated the potential liability of Directors to us, and we are also required to indemnify our Directors against any liability for monetary damages, to the extent allowed by California law.  The California Corporations Code allows corporations, including Royale Energy, to eliminate or limit the liability of directors for monetary damages except to the extent that the acts of the director are in bad faith, constitute intentional or reckless misconduct, result in an improper personal benefit, or amount to an abdication of the directors' duties.  The Corporations Code provisions do not affect the availability of equitable remedies against directors nor change the standard of duty to which directors are held.

Our Articles of Incorporation also provide that if California law is amended to provide additional indemnity or relief from liability to directors, such relief or indemnity shall automatically be applied for the benefit of our Directors.

The Securities and Exchange Commission has stated that, in its opinion, indemnification of officers and directors for violations of federal securities laws is unenforceable and void as a matter of public policy.

{ROYALE ENERGY LOGO}

ROYALE ENERGY, INC.

1,068,262 SHARES OF COMMON STOCK

November 17, 2009

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14                      Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by Royale Energy:

Item	Amount (1)

SEC registration fee	$202.01
Legal fees and expenses	2,000.00
Miscellaneous expenses	500.00
Total:	$2,702.01

(1)           All items other than SEC registration fee are estimates.

Item 15                      Indemnification of Directors and Officers

Pursuant to Section 317 of the California Corporations Code, Royale Energy is empowered to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an officer, director, employee or other agent of Royale Energy or its subsidiaries, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with such proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.  In addition, Royale Energy may indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of Royale Energy to procure a judgment in its favor by reason of the fact that such person is or was an officer, director, employee or other agent of Royale Energy or its subsidiaries, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith, in a manner such person believed to be including reasonably inquiry, as an ordinarily prudent person in a like position would use under similar circumstances, provided that court approval is obtained in the case of an adverse judgment or settlement. Royale Energy is required to advance expenses incurred by an officer or director in defending any proceeding prior to final disposition upon receipt of an undertaking to repay, unless it shall be determined ultimately that the officer or director is entitled to indemnification.

Article IV of Royale Energy's Articles of Incorporation requires Royale Energy to indemnify its officers and directors to the maximum extent permitted by California law and authorizes Royale Energy to indemnify its officers and directors in excess of the provisions of Section 317 of the California Corporations Code.

Royale Energy has entered into indemnification agreements with each of Royale Energy's directors and with Donald H. Hosmer and Stephen M. Hosmer as officers of Royale Energy.  In general, the indemnification agreements provide that Royale Energy shall indemnify such officer or director from any and all expenses in any proceeding or threatened proceeding by reason of an indemnification event.  The term indemnification event shall mean any event or occurrence related to the fact that such officer or director is an officer or director of Royale Energy or anything done or not done by such officer or director while serving as such.  Expenses shall mean all expenses, including without limitation, attorneys' fees, fines, judgments, interest or other amounts paid in settlement.  In addition, the agreement requires Royale Energy to advance such expenses to such officer or director if so requested.

Item 16                      Exhibits and Financial Statements

See the Exhibit Index which is incorporated herein by reference.

Item 17                      Undertakings

The undersigned registrant hereby undertakes:

(a)           to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(1)           to include any prospectus required by section 10(a)(3) of the Securities Act.

(2)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set for the in the "Calculation of Registration Fee" table in the effective registration statement.

(3)           to include any additional material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b)           that, for determining liability under the Securities Act of 1933, the Registrant will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(c)           to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions set forth or described in Item of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald L. Hosmer or Stephen M. Hosmer, or either of them, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Royale Energy, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on November 18, 2009.

ROYALE ENERGY, INC.

/s/ Donald H. Hosmer
Donald H. Hosmer, Co-President and Co-Chief Executive Officer

/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the dates indicated.

Date: November 18, 2009	/s/ Harry E. Hosmer
Harry E. Hosmer, Chairman of the Board

Date: November 18, 2009	/s/ Donald H. Hosmer
Donald H. Hosmer, Co-President, Co-Chief Executive Officer and Director (Principal Executive Officer)

Date: November 18, 2009	/s/ Stephen M. Hosmer
Stephen M. Hosmer, Co-President, Co-Chief Executive Officer, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)

Date: November 18, 2009	/s/ Gary Grinsfelder
Gary Grinsfelder, Director

Date: November 18, 2009	/s/ Tony Hall
Tony Hall, Director

Date: November __, 2009
Oscar A. Hildebrandt, Director

Date: November 18, 2009	/s/ Gilbert C. L. Kemp
Gilbert C. L. Kemp, Director

Date: November 18, 2009	/s/ George M. Watters
George M. Watters, Director

EXHIBIT INDEX

Exhibit	Description

3.1	Amended and Restated Articles of Incorporation of Royale Energy, Inc., incorporated by reference to Exhibit 3.1 of the Company’s Form 10-Q filed August 14, 2009.

3.2	Bylaws of Royale Energy, Inc., incorporated by reference to Exhibit 3.2 of the Company's Form 10-K filed March 27, 2009.

4.1	Series A Warrant issued to Cranshire Capital, L.P., incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed August 6, 2009.

4.2	Series A-1 Warrant issued to Cranshire Capital, L.P., incorporated by reference to Exhibit 4.2 of the Company’s Form 8-K filed August 6, 2009.

4.3	Series B Warrant issued to Cranshire Capital, L.P., incorporated by reference to Exhibit 4.3 of the Company’s Form 8-K filed August 6, 2009.

4.4	Series C Warrant issued to Cranshire Capital, L.P., incorporated by reference to Exhibit 4.4 of the Company’s Form 8-K filed August 6, 2009.

4.5	Warrant issued to J.P. Turner Partners, L.P. dated August 5, 2009, incorporated by reference to Exhibit 4.5 of the Company’s Form S-3/A filed August 21, 2009.

4.6*	Warrant issued to J.P. Turner Partners, L.P. dated October 20, 2009.

4.7	Warrant issued to Cranshire Capital, L.P., incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed October 21, 2009.

4.8	Waiver letter regarding adjustment of warrant anti-dilution provisions, incorporated by reference to Exhibit 99.2 of the Company’s Form 8-K filed August 6, 2009.

4.9	Waiver letter regarding adjustment of warrant anti-dilution provisions, incorporated by reference to Exhibit 99.2 of the Company’s Form 8-K filed October 21, 2009.

4.10	Certificate of Determination of the Series AA Convertible Preferred Stock, incorporated by reference to Exhibit 4.2 of the Company's 10-SB Registration Statement.

5.1*	Opinion of Strasburger & Price, L.L.P., as to the validity of the shares being offered.

10.1	Securities Purchase Agreement between the Company and Cranshire Capital, L.P., dated as of August 4, 2009, incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed August 6, 2009.

10.2	Registration Rights Agreement between the Company and Cranshire Capital, L.P., dated as of August 5, 2009, incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed August 6, 2009.

10.3	Securities Purchase Agreement between the Company and Cranshire Capital, L.P., dated as of October 16, 2009, incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed October 21, 2009.

10.4	Registration Rights Agreement between the Company and Cranshire Capital, L.P., dated as of October 16, 2009, incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed October 21, 2009.

10.5	Financial Representative Agreement between the Company and J.P. Turner & Company, LLC, dated July 9, 2009, incorporated by reference to Exhibit 10.3 of the Company’s Form S-3/A filed August 21, 2009.

23.1*	Consent of Padgett, Stratemann & Co., LLP.

23.2*	Consent of Strasburger & Price, L.L.P. (included in Exhibit 5.1).

23.3*	Consent of Netherland, Sewell & Associates, Inc.

24.1*	Power of Attorney, included in this Registration Statement.

*      To be filed by amendment.